Contact:	Gary Wehrle	Pacific Crest Capital, Inc.
	Chief Executive Officer	30343 Canwood Street
	818-865-3300	Agoura Hills, CA 91301

NEWS

PACIFIC CREST CAPITAL, INC. ANNOUNCES THE ISSUANCE OF TRUST
PREFERRED SECURITIES IN A PRIVATE PLACEMENT

Agoura Hills, California, March 20, 2003...Pacific Crest Capital, Inc. (NASDAQ NM-PCCI) announced today that it has issued $13,330,000 of Trust Preferred Securities in a private placement.  Estimated net proceeds to the Company from the offering after all expenses and commissions are $13,320,000.  There were no commissions or expenses charged by the underwriter on this financing. The Trust Preferred Securities were issued by a newly established subsidiary of the Company, “Pacific Crest Capital Trust I.”  The Trust Preferred Securities have a maturity of 30 years and are redeemable (callable) by Pacific Crest Capital, Inc. in whole or in part at par after five years.  The Trust Preferred Securities have a fixed interest rate of 6.335% during the first five years, after which the interest rate will float and will reset quarterly at the three-month Libor rate plus 3.25%.

Commenting on the Trust Preferred Securities offering, Robert J. Dennen, Chief Financial Officer, stated that, “The use of the proceeds from this offering may include the following: partial redemption of the Company’s outstanding $17,250,000, 9.375% “PCC Capital I” Trust Preferred Securities, which are currently callable at par by the Company; purchase of the Company’s common stock in the open market; an investment in equity capital of Pacific Crest Bank; and for other general corporate purposes.  Pending final determination by the Company of the applications of the net proceeds of this offering, the funds will be used to reduce current outstanding borrowings and/or for investments in U.S. agency securities.”

Pacific Crest Capital, Inc. is a bank holding company that conducts business through its wholly owned subsidiary, Pacific Crest Bank.  Since its establishment in 1974, Pacific Crest Bank has operated as a specialized business bank providing exceptional service to California’s small businesses, entrepreneurs, and investors.  Products offered include customized loans on income producing real estate, business loans under the U.S. Small Business Administration 7(a) and 504 loan programs, lines of credit and term loans to businesses and professionals, and specialized FDIC-insured savings and checking account programs.  The Bank is an SBA “Preferred Lender” in the entire Southern California region from Santa Barbara to San Diego, in all of Northern California, and in the state of Oregon.  Pacific Crest Bank is headquartered in Agoura Hills, California, operates three California full-service branches located in Beverly Hills, Encino, and San Diego and provides loan production services primarily throughout California and Oregon.

Previously released Company press releases, reports filed with the Securities and Exchange Commission, and other information is on the Company’s Web page on the Internet at http://www.paccrest.com.

Certain matters discussed in this news release may constitute forward-looking statements under Section 27A of the Securities Act and Section 21E of the Securities Exchange Act.  Forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance, or achievements to differ materially from those expressed, suggested or implied by the forward-looking statements.  These risks include, but are not limited to, general economic conditions nationally and in California, unanticipated credit losses in the Company’s loan portfolio, rapid changes in interest rates, possible future terrorist acts, corporate requirements for use of proceeds of the Trust Preferred offering discussed herein that may differ from those implied, and other risks discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, which has been filed with the Securities and Exchange Commission.

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